EXHIBIT 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE
Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President of Marketing	President and Chief Executive Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0472
cscott@homesavings.com

UCFC ANNOUNCES NET INCOME OF $4.1 MILLION

•	Return on average assets was 0.88% and return on average equity was 6.73% for the quarter

•	Annualized net loan growth, including loans held for sale, was 20.0% for the second quarter

•	Annualized deposit growth was 9.2% for the second quarter

•	Non-interest income increased 28.1%, or $1.2 million for the second quarter compared to the prior quarter

•	Efficiency ratio improved to 63.4% from 70.1% at March 31, 2015

•	Repurchased 1.5 million shares during the quarter

YOUNGSTOWN, Ohio (July 21, 2015) – United Community Financial Corp. (Company) (Nasdaq: UCFC), parent company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), announced today that net income for the quarter ended June 30, 2015 totaled $4.1 million, or $.084 per diluted common share. Net income for the six months ended June 30, 2015 totaled $7.8 million, or $0.159 per diluted common share.

Gary M. Small, President and Chief Executive Officer of United Community and Home Savings, commented that, “Strong second quarter performance reflects effective execution of our 2015 business plan, which focuses on commercial loan growth and continuous improvement in operating efficiency. The Home Savings team delivered loan growth of approximately $59.6 million for the quarter, with growth in each business segment.” Small continued, “We are very pleased with our consistent improvement in quarterly earnings, return on average assets and operating efficiency.”

Total Loans

Total outstanding loans, including loans held for sale, increased $90.7 million to $1.3 billion at June 30, 2015, compared to December 31, 2014. The increase was driven by a 23.9% increase, or $60.4 million in commercial loans during the first six months of 2015. Unfunded commercial loan commitments grew by 44.2% to approximately $83.9 million at June 30, 2015. Residential loans, including residential loans held for sale, increased 3.5%, or $26.6 million during the first six months of 2015.

Total Deposits

Total deposits increased $91.4 million to $1.4 billion at June 30, 2015, compared to $1.3 billion at December 31, 2014. Non-interest bearing accounts increased $18.3 million, or 9.7%, since year end. During the same time period interest bearing deposits increased 6.3%, or $73.1 million, which can be attributed to Home Savings’ planned expansion efforts in attracting public funds.

Second Quarter Results

Net Interest Income and Margin

Net interest income on a fully taxable equivalent basis was $13.9 million in the second quarter of 2015 up from the $12.7 million recorded in the second quarter of 2014 and level with the $13.9 million recorded in the previous quarter. The improvement in net interest income, when comparing the second quarter of 2015 to the second quarter of 2014, was due to an increase in average net loan balances totaling approximately $120.8 million. Additionally, funding costs were reduced due to a modification of an FHLB advance and the prepayment of two repurchase agreements late in 2014. Net interest margin was 3.16% for the second quarter of 2015, an increase from 3.09% for the second quarter of 2014, and a decrease from the 3.24% recorded in the previous quarter. The compression of net interest margin from the first quarter of 2015 to the second quarter of 2015 was a result of continued pressure on earning asset yields due to a change in loan mix. The Company expects improvement in the net interest margin during the third quarter as rates have increased from levels seen during the second quarter.

Provision for Loan Losses

The Company recognized a provision for loan losses of $753,000 in the second quarter of 2015 compared to a negative provision of $1.6 million in the second quarter of 2014, and a negative provision of $184,000 in the previous quarter. The increase in provision expense during the second quarter of 2015 was substantially driven by strong loan growth. Additionally, the Company incurred chargeoffs that exceeded specific reserves during the quarter which was primarily the result of the charge-off of one commercial construction loan.

Non-Interest Income

Non-interest income was $5.3 million in the second quarter of 2015 compared to $3.4 million in the second quarter of 2014 and up from $4.1 million in the previous quarter. The increase in non-interest income in comparing the second quarter of 2015 to the second quarter of 2014 was primarily a result of increased mortgage banking income driven by an increase in the volume of loans sold into the secondary market. The increase in noninterest income in comparing the second quarter of 2015 to the first quarter of 2015 is a result of increased mortgage banking production coupled with the recovery of the mortgage servicing rights valuation adjustment.

Non-Interest Expense

Non-interest expense was $12.2 million for the second quarter of 2015 compared to $14.2 million for the second quarter of 2014, a decrease of $2.0 million. Significantly impacting this comparison was the recognition of a $923,000 charge related to cost reduction initiatives incurred during the second quarter of 2014. Additionally, all other major expense categories were down. Total non-interest expense also decreased $473,000, when comparing the second quarter of 2015 to the prior quarter.

Year to Date Results

Net Interest Income and Margin

Net interest income on a fully taxable equivalent basis was $27.7 million in the first six months of 2015, an increase of $2.4 million from the same period in 2014. Net interest margin was 3.20% for the first half of 2015 compared to 3.08% in the first half of 2014. As in the second quarter of 2015, the net interest margin continues to be positively impacted by the modification of an FHLB advance and the prepayment of two repurchase agreements that occurred at the end of 2014.

Provision for Loan Losses

The Company recognized a provision for loan losses of $569,000 in the first six months of 2015 compared to a negative provision of $1.6 million in first half of 2014. The increase in provision for loan losses was caused by an overall increase in outstanding loans during the first half of 2015. Also affecting the comparison, during this time period, a large commercial real estate loan paid off in the second quarter of 2014, releasing approximately $748,000 in reserves at that time.

Non-Interest Income

Non-interest income was $9.4 million for the six months ended June 30, 2015, compared to $6.7 million for the six months ended June 30, 2014. This favorable comparison is a result of mortgage banking income increasing. During the period, the Company realized a high level of mortgage loan production being sold into the secondary market along with improved pricing on loans sold.

Non-Interest Expense

Total non-interest expense was $24.9 million in the first half of 2015, a decrease of $2.9 million over the first half of 2014. All major expense categories declined as a result of aggressive process improvements and cost reduction efforts.

Asset Quality

Measures of asset quality continued to improve during the first half of 2015 with delinquent loans, nonperforming loans and nonperforming assets all moving in a positive direction. For the first six months of 2015, the allowance for loan loss as a percentage of total loans was 1.36% at June 30, 2015 compared with 1.52% at December 31, 2014 and 1.65% at June 30, 2014.

Conference Call

United Community Financial Corp. will host an earnings conference call on Wednesday, July 22, 2015, at 10:00 a.m. ET., to provide an overview of the Company’s second quarter 2015 results and highlights. The conference call may be accessed by calling 1-877-272-7661 ten minutes prior to the start time. Please ask to be joined into the United Community Financial Corp. (UCFC) call. Additionally, a live webcast may be accessed from the Company’s website ir.ucfconline.com. Click on 2nd Quarter 2015 Conference Call on our corporate profile page to join the webcast.

United Community Financial Corp.

Home Savings is a wholly-owned subsidiary of the Company and operates 32 retail banking offices and nine loan production centers in Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: ir.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have”, “can expect” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30, 2015	December 31, 2014
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$25,575	$21,152
Federal funds sold	23,408	11,828

Total cash and cash equivalents	48,983	32,980
Securities:
Available for sale, at fair value	472,972	499,790
Held to maturity (fair value of $4,679 and $0, respectively)	4,775	—
Loans held for sale, at lower of cost or market	25,263	20,730
Loans held for sale, at fair value	9,839	—
Loans, net of allowance for loan losses of $16,881 and $17,687	1,224,468	1,148,093
Federal Home Loan Bank stock, at cost	18,068	18,068
Premises and equipment, net	20,567	21,002
Accrued interest receivable	5,768	5,763
Real estate owned and other repossessed assets	3,361	3,467
Core deposit intangible	56	84
Cash surrender value of life insurance	54,073	46,401
Other assets	34,596	37,172

Total assets	$1,922,789	$1,833,550

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,233,019	$1,159,871
Non-interest bearing	206,228	187,965

Total deposits	1,439,247	1,347,836
Borrowed funds:
Federal Home Loan Bank advances
Long-term advances	46,585	46,194
Short-term advances	145,500	140,000

Total Federal Home Loan Bank advances	192,085	186,194
Repurchase agreements and other	30,546	30,558

Total borrowed funds	222,631	216,752
Advance payments by borrowers for taxes and insurance	15,085	19,904
Accrued interest payable	227	185
Accrued expenses and other liabilities	9,137	8,738

Total liabilities	1,686,327	1,593,415

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and no shares outstanding	—	—
Common stock-no par value; 499,000,000 shares authorized; 54,138,910 shares issued and 47,763,154 and 49,239,004 shares, respectively, outstanding	174,076	174,385
Retained earnings	134,820	128,512
Accumulated other comprehensive loss	(22,045)	(19,998)
Treasury stock, at cost, 6,375,756 and 4,899,906 shares, respectively	(50,389)	(42,764)

Total shareholders’ equity	236,462	240,135

Total liabilities and shareholders’ equity	$1,922,789	$1,833,550

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Interest income
Loans	$12,890	$12,691	$12,361	$25,581	$24,483
Loans held for sale	341	294	74	635	123
Securities:
Available for sale	2,679	2,861	3,125	5,540	6,366
Held to maturity, nontaxable	12	—	—	12	—
Federal Home Loan Bank stock dividends	178	182	230	360	497
Other interest earning assets	11	6	21	17	47

Total interest income	16,111	16,034	15,811	32,145	31,516
Interest expense
Deposits	1,639	1,533	1,627	3,172	3,304
Federal Home Loan Bank advances	302	305	524	607	1,042
Repurchase agreements and other	319	316	919	635	1,827

Total interest expense	2,260	2,154	3,070	4,414	6,173

Net interest income	13,851	13,880	12,741	27,731	25,343
Taxable equivalent adjustment	6	—	—	6	—

Net interest income (FTE) (1)	13,857	13,880	12,741	27,737	25,343
Provision (recovery) for loan losses	753	(184)	(1,614)	569	(1,581)

Net interest income after provision for loan losses (FTE)	13,104	14,064	14,355	27,168	26,924

Non-interest income
Non-deposit investment income	248	292	407	540	748
Service fees and other charges:
Mortgage servicing fees	681	674	686	1,355	1,375
Deposit related fees	1,341	1,065	1,331	2,406	2,529
Mortgage servicing rights valuation	206	(161)	(5)	45	(6)
Mortgage servicing rights amortization	(462)	(443)	(432)	(905)	(824)
Other service fees	20	17	—	37	—
Net gains (losses):
Securities available for sale	—	11	31	11	34
Mortgage banking income	2,041	1,553	312	3,594	924
Real estate owned and other repossessed assets charges, net	(102)	(90)	(42)	(192)	(425)
Card fees	925	816	852	1,741	1,624
Other income	377	384	298	761	683

Total non-interest income	5,275	4,118	3,438	9,393	6,662

Non-interest expense
Salaries and employee benefits	6,898	7,176	8,282	14,074	15,862
Occupancy	768	918	815	1,686	1,748
Equipment and data processing	1,719	1,672	1,963	3,391	3,761
Financial institutions tax	326	326	198	652	396
Advertising	221	142	247	363	436
Amortization of core deposit intangible	13	14	16	27	35
FDIC insurance premiums	307	326	327	633	580
Other insurance premiums	85	84	135	169	272
Professional fees:
Legal and consulting fees	311	217	177	528	338
Other professional fees	386	376	617	762	1,009
Real estate owned and other repossessed asset expenses	18	141	137	159	350
Other expenses	1,156	1,289	1,312	2,445	2,982

Total non-interest expenses	12,208	12,681	14,226	24,889	27,769

Income before income taxes	6,171	5,501	3,567	11,672	5,817
Taxable equivalent adjustment	6	—	—	6	—
Income tax expense (benefit)	2,040	1,815	(38,837)	3,855	(38,681)

Net income	$4,125	$3,686	$42,404	$7,811	$44,498

Earnings per common share:
Basic	$0.085	$0.075	$0.839	$0.160	$0.881
Diluted	0.084	0.074	0.835	0.159	0.878

(1)	Net interest income is also presented on a fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item.

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

		At or for the quarters ended
	June 30, 2015	March 31, 2015	December 31, 2014		September 30, 2014		June 30, 2014
	(Dollars in thousands, except per share data)
Financial Data
Total assets	$1,922,789	$1,860,620	$1,833,550		$1,801,540		$1,789,939
Total loans, net	1,224,468	1,168,434	1,148,093		1,119,955		1,086,771
Total securities	477,747	492,412	499,790		507,125		516,637
Total deposits	1,439,247	1,406,744	1,347,836		1,346,377		1,375,474
Total shareholders’ equity	236,462	247,104	240,135		233,706		235,049
Net interest income	13,851	13,880	13,351		12,725		12,741
Net interest income (FTE) (1)	13,857	13,880	13,351		12,725		12,741
Provision (recovery) for loan losses	753	(184)	194		116		(1,614)
Noninterest income	5,275	4,118	2,905		4,174		3,438
Noninterest expense	12,208	12,681	13,939		14,252		14,226
Income tax expense (benefit)	2,040	1,815	(685)		(369)		(38,837)
Net income	4,125	3,686	2,808		2,900		42,404

Share Data
Basic earnings per common share	$0.085	$0.075	$0.057		$0.058		$0.839
Diluted earnings per common share	0.084	0.074	0.056		0.058		0.835
Book value per common share	4.95	5.01	4.88		4.70		4.66
Tangible book value per common share	4.95	5.01	4.88		4.70		4.66
Market value per common share	5.35	5.46	5.37		4.68		4.13

Common shares outstanding at end of period	47,763	49,309	49,239		49,682		50,452
Weighted average shares outstanding—basic	48,359	49,022	49,244		49,698		50,274
Weighted average shares outstanding—diluted	48,634	49,295	49,531		49,958		50,495

Key Ratios
Return on average assets (2)	0.88%	0.80%	0.62%		0.66%		9.67%
Return on average equity (3)	6.73%	5.99%	4.70%		4.99%		84.84%
Net interest margin	3.16%	3.24%	3.16%		3.06%		3.09%
Efficiency ratio	63.40%	70.07%	72.85	%(4)	76.55	%(4)	87.77%
Nonperforming loans to net loans, end of period	1.55%	1.72%	1.78%		1.85%		1.87%
Nonperforming assets to total assets, end of period	1.16%	1.25%	1.30%		1.40%		1.39%
Allowance for loan loss as a percent of loans, end of period	1.36%	1.45%	1.52%		1.59%		1.65%
Delinquent loans to total net loans, end of period	1.45%	1.66%	1.82%		2.10%		1.86%

(1)	Net interest income is also presented on a fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item
(2)	Net income divided by average total assets
(3)	Net income divided by average total equity
(4)	Excludes penalty on the prepayment of repurchase agreements

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
Loan Portfolio Composition
Commercial loans
Multi-family	$69,485	$63,597	$60,546	$56,445	$52,938
Owner/nonowner occupied commercial real estate	148,025	132,305	121,595	123,260	122,066
Land	10,231	9,437	9,484	9,487	9,635
Construction	16,265	11,030	16,064	4,667	1,010
Commercial and industrial	69,269	54,036	45,222	39,853	39,127

Total	313,275	270,405	252,911	233,712	224,776
Residential mortgage loans
Real estate	709,342	696,387	694,105	669,270	645,211
Construction	34,074	37,293	37,113	52,735	51,974

Total	743,416	733,680	731,218	722,005	697,185
Consumer loans
Consumer	183,696	180,735	180,754	181,474	182,027

Total	183,696	180,735	180,754	181,474	182,027

Total loans	1,240,387	1,184,820	1,164,883	1,137,191	1,103,988
Less:
Allowance for loan losses	16,881	17,221	17,687	18,132	18,264
Deferred loan costs, net	(962)	(835)	(897)	(896)	(1,047)

Total	15,919	16,386	16,790	17,236	17,217

Total loans, net	1,224,468	1,168,434	1,148,093	1,119,955	1,086,771
Loans held for sale, net	35,102	31,243	20,730	10,567	9,290

Total loans	$1,259,570	$1,199,677	$1,168,823	$1,130,522	$1,096,061

	At or for the quarters ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$179,969	$184,029	$137,511	$131,266	$133,999
Non-interest bearing checking accounts	206,228	199,512	187,965	181,631	185,411

Total checking accounts	386,197	383,541	325,476	312,897	319,410
Savings accounts	282,737	282,643	274,149	273,192	277,404
Money market accounts	313,602	310,983	312,911	313,513	326,738

Total non-time deposits	982,536	977,167	912,536	899,602	923,552
Retail certificates of deposit	456,711	429,576	435,300	446,774	451,922

Total certificates of deposit	456,711	429,576	435,300	446,774	451,922

Total deposits	$1,439,247	$1,406,743	$1,347,836	$1,346,376	$1,375,474

Certificates of deposit as a percent of total deposits	31.73%	30.54%	32.30%	33.18%	32.86%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)

Allowance For Loan Losses
Beginning balance	$17,221	$17,687	$18,132	$18,264	$20,554
Provision (recovery)	753	(184)	194	116	(1,614)
Net chargeoffs	(1,093)	(282)	(639)	(248)	(676)

Ending balance	$16,881	$17,221	$17,687	$18,132	$18,264

	At or for the quarters ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
Net (Charge-offs) Recoveries
Commercial loans
Multi-family	$(64)	$13	$—	$—	$(135)
Owner/nonowner occupied commercial real estate	(31)	9	(25)	(9)	56
Land	—	—	—	—	—
Construction	(603)	—	—	—	—
Commercial and industrial	127	75	199	158	218

Total	(571)	97	174	149	139
Residential mortgage loans
Real estate	(306)	20	(141)	(278)	(181)
Construction	—	—	(488)	(90)	(330)

Total	(306)	20	(629)	(368)	(511)
Consumer loans
Consumer	(216)	(399)	(184)	(29)	(304)

Total	(216)	(399)	(184)	(29)	(304)

Total net chargeoffs	$(1,093)	$(282)	$(639)	$(248)	$(676)

	At or for the quarters ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
Nonperforming Loans
Commercial loans
Multi-family	$85	$85	$93	$114	$134
Owner/nonowner occupied commercial real estate	5,637	5,700	5,781	6,804	4,902
Land	496	531	531	531	532
Construction	415	1,051	1,051	2,453	2,550
Commercial and industrial	4,016	4,016	4,016	4,144	4,151

Total	10,649	11,383	11,472	14,046	12,269
Residential mortgage loans
Real estate	6,475	6,652	6,816	4,700	5,380
Construction	—	—	—	—	—

Total	6,475	6,652	6,816	4,700	5,380
Consumer loans
Consumer	1,887	2,061	2,163	1,960	2,663

Total	1,887	2,061	2,163	1,960	2,663

Total nonperforming loans	$19,011	$20,096	$20,451	$20,706	$20,312

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$14,246	$15,357	$16,018	$18,114	$16,637
Past due 90 days and still accruing	—	—	—	—	—

Past due 90 days	14,246	15,357	16,018	18,114	16,637
Past due less than 90 days and on nonaccrual	4,765	4,739	4,433	2,592	3,675

Total nonperforming loans	19,011	20,096	20,451	20,706	20,312
Other real estate owned	3,127	2,908	3,345	4,445	4,546
Repossessed assets	234	211	122	42	2

Total nonperforming assets	$22,372	$23,215	$23,918	$25,193	$24,860